UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2012

Foot Locker, Inc.
(Exact Name of Registrant as Specified in its Charter)

New York	1-10299	13-3513936
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

112 West 34th Street, New York, New York	10120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-720-3700

Former Name/Address
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

          On January 27, 2012, Foot Locker, Inc. (the “Company”) entered into an amended and restated credit agreement (the “Restated Credit Agreement”) with the lenders thereunder, Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer; J.P. Morgan Chase Bank, N.A. and Wells Fargo Capital Finance, LLC, as Co-Syndication Agents; U.S. Bank National Association, as Documentation Agent; and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners. The Restated Credit Agreement amends and restates the credit agreement previously entered into by the Company with, among others, Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the lenders party thereto dated as of March 20, 2009 (the “2009 Credit Agreement”). Unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Restated Credit Agreement.

          The Restated Credit Agreement provides for a five-year asset-based revolving credit facility under which up to $200 million initially will be available. In addition, during the term of the Restated Credit Agreement, the Company may make up to four requests for additional credit commitments in an aggregate amount not to exceed $200 million. The credit facility may be used for the issuance of letters of credit, to finance the acquisition of working capital assets in the ordinary course of business and capital expenditures, and for general corporate purposes. The Restated Credit Agreement has interest rate options that are based on a Base Rate or LIBOR Rate, on a per annum basis. There are no borrowings outstanding under the Restated Credit Agreement. Letters of credit totaling $930,000 that were outstanding under the 2009 Credit Agreement at January 27, 2012 remain outstanding under the Restated Credit Agreement.

          The Restated Credit Agreement contains customary representations, warranties, and affirmative covenants. The Restated Credit Agreement also contains customary negative covenants, subject to negotiated carve-outs, on (i) liens, (ii) investments, (iii) indebtedness, (iv) significant corporate changes including mergers and acquisitions, (v) dispositions, (vi) restricted payments, and certain other restrictive agreements. With regard to the payment of dividends and share repurchases by the Company, there are no restrictions if the Company is not borrowing and the payments are funded through cash on hand. If the Company is borrowing, Availability as of the end of each Fiscal Month during the subsequent projected six Fiscal Months following such payment of dividends or share repurchases must be at least 20 percent of the Loan Cap.

          Failure to maintain Availability for five consecutive Business Days of at least 12.5% of the Loan Cap would be a Triggering Event under the Restated Credit Agreement. The Restated Credit Agreement contains customary Events of Default, such as payment defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency, the occurrence of a defined change in control, or the failure to observe the negative covenants and other covenants related to the operation of the Company’s business. In general, upon an Event of Default, the L/C Issuer would not be obligated to make L/C Credit Extensions, the lenders would not be obligated to make loans, and the lenders may, among other things, terminate their commitments, declare any then-outstanding loans due and payable immediately, and require that the Company cash collateralize outstanding letters of credit.

          The Company’s obligations under the Restated Credit Agreement are guaranteed by certain of its domestic subsidiaries (the “Subsidiary Guarantors”) pursuant to a Guaranty dated as of March 20, 2009 (the “Guaranty”), which remains in full force and effect. As collateral security under the Restated Credit Agreement and the guarantees thereof, the Company and the Subsidiary Guarantors have granted, pursuant to an Amended and Restated Security Agreement dated as of January 27, 2012 (the “Restated Security Agreement”), to the Collateral Agent for the benefit of the lenders, a first priority lien on certain of their tangible and intangible assets, including, without limitation, certain domestic inventory and certain accounts receivables, but excluding intellectual property.

          A copy of the Restated Credit Agreement and the Restated Security Agreement are attached hereto as Exhibits 10.1 and 10.2, respectively, and each such agreement is incorporated herein by reference. The description of each such agreement herein is qualified in its entirety by reference to each such agreement. The Guaranty was previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated March 20, 2009.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

          The information set forth in Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

10.1	Amended and Restated Credit Agreement dated as of January 27, 2012

10.2	Amended and Restated Security Agreement dated as of January 27, 2012

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC.
(Registrant)

Date: February 2, 2012	By:	/s/ Lauren B. Peters

Executive Vice President and Chief Financial Officer